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                                                                    Exhibit 3.1

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       HIGHWAYMASTER COMMUNICATIONS, INC.


          HighwayMaster Communications, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY

          FIRST: That at a meeting of the Board of Directors of HighwayMaster Communications, Inc. (the "corporation"), resolutions were duly adopted setting forth proposed amendments of the Certificate of Incorporation of the corporation, declaring such amendments to be advisable and directing that such amendments be presented to the stockholders of the corporation for consideration thereof. The resolutions setting forth the proposed amendments are as follows:

          RESOLVED, that the second sentence of Article XII of the corporation's Certificate of Incorporation be deleted and that Article IV of the corporation's Certificate of Incorporation be amended in its entirety to read as follows:

          The aggregate number of shares of capital stock which the corporation shall have authority to issue is 50,021,000, consisting of 50,000,000 shares of common stock, par value $0.01 per share (the "Common Stock"), 1,000 shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), and 20,000 shares of preferred stock, par value $0.01 per share (the "Preferred Stock"). The Common Stock and the Class B Common Stock are hereinafter collectively referred to as the "Company Common Stock".

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                            A.  COMPANY COMMON STOCK

          Except as otherwise expressly provided herein, all shares of Company Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

          1.   DIVIDENDS

          (a) Subject to the rights granted to the holders of any Preferred Stock that may be outstanding, the holders of Common Stock shall be entitled to receive dividends and distributions when and as declared by the Board of Directors of the corporation out of funds legally available therefor.

          (b) Subject to the rights of the holders of any Preferred Stock that may be outstanding, the holders of shares of Class B Common Stock shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends and distributions, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock of the corporation) are payable on or in respect of Common Stock, in an amount per share of Class B Common Stock equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the corporation) that would be payable on such date to a holder of the Reference Package (as defined below). Each such dividend and distribution shall be paid to the holders of record of shares of Class B Common Stock on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for that purpose by the Board of Directors in advance of payment of each particular dividend or distribution, which shall be the same record date as for the payment of dividends or distributions on the Common Stock.

          (c) The term "REFERENCE PACKAGE" shall initially mean 1,600 shares of Common Stock of the corporation. In the event the corporation shall at any time after the close of business on September 27, 1996 (A) declare or pay a dividend on or distribution in respect of any Common Stock payable in Common Stock,
(B) subdivide any Common Stock, (C) combine any Common Stock into a smaller number of shares or (D) change or reclassify the Common Stock (whether pursuant to a merger or consolidation or otherwise), then and in each such case the Reference Package after such event shall be the Common Stock that a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof. The Board of Directors may make such adjustments in the Reference Package, in addition to those required hereby, as shall be determined by the Board, as evidenced by a Board resolution, to be necessary and advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated

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as such for Federal income tax purposes to the recipients.  Whenever any adjustment is required in the Reference Package, the corporation shall forthwith (i) file at the principal office of the corporation a statement describing in reasonable detail the adjustment and the method of calculation used, and (ii) cause a copy of such statement to be mailed by first class mail postage prepaid to the holders of record of the Class B Common Stock as of the effective date of such adjustment. The corporation may obtain the certificate of any independent firm of public accountants of national recognition selected by the Board of Directors which, if obtained, shall be presumptive evidence of the correctness of any computation made under Section 1(c).

          2.   VOTING RIGHTS

          (a) GENERAL. The holders of Common Stock and Class B Common Stock shall have identical voting rights and vote together as a single class on all actions to be taken by such holders, except as specified below. Each share of Common Stock shall, when entitled to vote, have one vote and each share of Class B Common Stock shall, when entitled to vote, have the number of votes that a holder of the Reference Package would have.

          (b) ELECTION OF DIRECTORS. There shall be two classes of directors, those elected by the Common Stock ("Common Directors") and those elected by the Class B Common Stock ("Class B Directors"). The rights, duties and authority of the Common Directors and the Class B Directors shall be identical in all respects. The number of Common Directors shall be the number to be determined by the Nominating Committee of the Corporation. The number of Class B Directors shall be one, except that if Southwestern Bell Wireless Holdings, Inc. ("SBW") and its Affiliates Beneficially Own (as hereinafter defined) 20% or more of the outstanding Common Stock, including Common Stock issuable upon conversion of Class B Common Stock or other convertible securities or upon the exercise of any outstanding options, warrants, rights or obligations, other than shares issuable upon the exercise of (i) the 5,000,000 warrants issued on September 27, 1996 (the "Warrants"), and (ii) options, warrants, rights or obligations issued by any entity other than the corporation ("Excluded Options"), there shall be two Class B Directors. For the purposes of the foregoing calculations, the number of outstanding shares of Common Stock shall include all shares issuable upon conversion of outstanding convertible securities or upon exercise of outstanding options, warrants, rights or obligations other than the Warrants, Excluded Options and employee stock options. As used herein, an "Affiliate" of any specified person or entity means any person or entity directly or indirectly controlling or controlled by or under direct or indirect common control with such person. As used herein, the term "Beneficially Own" (and correlative terms) shall mean, with respect to any shares of Common Stock or other securities, to be entitled, directly or

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indirectly through one or more intermediaries, to all material incidents of ownership with respect to such securities, including, but not limited to, (i) the right to vote such securities (in the case of voting securities), (ii) subject to any transfer restrictions, the right to dispose of such securities and to receive any proceeds realized from the disposition thereof and (iii) the right to receive any dividends and other distributions with respect to such securities.

          The Common Directors shall be elected by the holders of Common Stock by a plurality vote and the Class B Directors shall be elected by the holders of the Class B Common Stock by a plurality vote, in either case at an annual stockholders meeting, except as hereinafter provided, and each director shall hold office until his successor has been duly elected and qualified or his earlier death, resignation or removal. Vacancies in any class of directors and newly created directorships resulting from any increase in the authorized number of directors of any class of Company Common Stock may be filled by the majority of directors of such class then in office, though less than a quorum, or by a sole remaining director so elected and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, or until their earlier death, resignation or removal. If there are no directors in office, then an election of directors may be held in the manner provided by law. If, at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole Board (as constituted immediately prior to any such increase), the Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancy or newly-created directorships, or to replace the directors chosen by the directors then in office. Unless otherwise restricted by law, any director or the entire Board may be removed, with or without cause, by a majority vote of the class of Company Common Stock entitled to elect such director or directors. No decrease in the size of the Board shall serve to shorten the term of an incumbent director.

          (c) VOTING RIGHTS OF CLASS B COMMON STOCK. The following actions shall require the approval of a majority of the outstanding Class B Common Stock, voting as a single class:

               (i) the approval of any annual budget or business plan for the corporation or any subsidiary of the corporation or the deviation by the corporation or any such subsidiary from any annual budget for the corporation or such subsidiary approved by the Board of Directors by more than five percent (5%);

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               (ii)   issuance by the corporation of any equity securities,
     including securities convertible into equity securities (other than (A) the grant of employee stock options (subject to the proviso set forth in (D) below), (B) the issuance of equity securities pursuant to the Purchase Agreement, dated as of September 27, 1996 between the corporation and SBW (the "Purchase Agreement") or pursuant to any of the other Transaction Documents (as defined in the Purchase
     Agreement), (C) the issuance of equity securities upon the exercise or conversion of securities or employee stock options that are outstanding as of September 27, 1996 or (D) the issuance of equity securities upon the conversion of Class B Common Stock or upon the exercise of employee stock options granted hereafter, PROVIDED, HOWEVER, that there shall not be outstanding at any time employee stock options for more than 1.5 million shares of Common Stock plus the options granted to William C. Kennedy, Jr. and William C. Saunders that are outstanding at September 27, 1996) or incurrence of any indebtedness, provided that the corporation can incur up to $5 million in indebtedness in any year without the approval of the Class B Common Stock;

               (iii) the hiring or termination by the corporation of its chief executive officer, chief operating officer or chief financial officer;

               (iv) the corporation's entering into any line of business other than its Existing Line of Business (as hereinafter defined) or into any joint ventures, partnerships or similar arrangements;

               (v) the corporation's exiting its Existing Line of Business or disposing of assets (other than telecommunications equipment and other assets sold in the ordinary course of business) in any year with a value in excess of $500,000 or which are otherwise material to the corporation's operations;

               (vi) the adoption, implementation or acceptance (including the failure to opt out) of any Anti-Takeover Provision (as hereinafter defined) not in effect as of September 27, 1996 that would be applicable to, and, in the reasonable determination of SBW, adversely affect, the holders of the Class B Common Stock and their Affiliates; or

               (vii) the taking of any corporate action that would reduce the number of shares in the Reference Package below 1,600.

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          "Anti-Takeover Provision" means (i) any provision of the certificate of incorporation or bylaws of the corporation or any contract, agreement or plan to which the corporation is a party or by which it is bound or any statutory provision enacted after September 27, 1996 which is applicable to the corporation which the corporation may opt out of if the effect of such provision would be to materially delay, hinder or prevent a change in control of the corporation or (ii) a stockholder rights plan or "poison pill," including the provisions of any preferred stock or common stock purchase rights issued pursuant thereto; provided, however, that such term shall not include any customary change of control provisions contained in employment agreements between the corporation and any of its directors, officers or other employees or in any plans or agreements relating to stock options or other awards of equity securities made by the corporation to any such persons.

          "Existing Line of Business" means a non-facilities based, enhanced service provider that offers fleet management and/or status or information about vehicles and/or location capabilities through mobile communications service.

          (d)  BYLAWS.   Any alteration, amendment, repeal or replacement of
Article XI of the corporation's bylaws, or of any other Article of the bylaws that would have a similar effect, by the stockholders of the corporation shall require the approval of a majority of the outstanding Class B Common Stock, voting as a separate class.

          3.   CONVERSION

          (a) OPTIONAL CONVERSION. At the option of the holder thereof, each share of Class B Common Stock may be converted into the Reference Package; provided, however, that no shares of Class B Common Stock may be converted pursuant to this Section 3(a) unless the holders of all outstanding shares of Class B Common Stock elect to convert such shares into the Reference Package as of the same date in accordance with the procedures set forth below.

          (b) OPTIONAL CONVERSION PROCEDURES. Any holder of shares of Class B Common Stock desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of Class B Common Stock, at the principal office of the corporation or such other office as the corporation may designate for such purpose, which certificate or certificates, if the corporation shall so require, shall be duly endorsed to the corporation or in blank, or accompanied by proper instruments of transfer to the corporation or in blank, accompanied by irrevocable written notice to the corporation that the holder elects so to convert such shares of Class B Common Stock and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued. The corporation shall, as soon as

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practicable after such surrender of certificates evidencing shares of Class B
Common Stock accompanied by the written notice and compliance with any other conditions herein contained, deliver by first class mail postage prepaid to the holder that surrendered such shares of Class B Common Stock or to such holder's nominee certificates evidencing the number of full shares of Common Stock to which such holder shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as provided below. No interest will be payable with respect to any cash adjustment paid with respect to any fractional shares of Common Stock as provided below. On the date shares of Class B Common Stock are surrendered for conversion, dividends shall cease to accrue on all shares of Class B Common Stock, such shares shall no longer be deemed outstanding, all rights of the holders thereof as holders of Class B Common Stock shall cease (other than the right to receive dividends declared payable to holders of record of Class B Common Stock on a record date prior to the date of surrender) and thereupon the certificate or certificates theretofore representing such shares of Class B Common Stock shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

          (c) FRACTIONAL SHARES; TAXES. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of Class B Common Stock. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price of the Common Stock on the day of conversion shall be paid to the holder in cash by the Corporation. The term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the shares of Common Stock are not listed or admitted to trading on such Exchange, the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the closing bid and asked prices quoted on the Nasdaq National Market, or, if not so quoted, the average of the closing bid and asked prices as furnished by any member of the National Association of Securities Dealers, Inc. selected from time to time by the corporation for that purpose. The corporation will pay any and all stamp taxes, stock issuance taxes or similar taxes that may be payable in respect of the issuance or delivery of Common Stock on conversion of shares of Class B Common Stock; provided, however, that the corporation shall not be required to pay any tax or other charge that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the record holder of the shares of Class B Common Stock being converted and in such case the corporation shall not be obligated to issue or deliver any stock

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certificate until such tax or charge has been paid in full or it has been established to the satisfaction of the corporation that no such tax or charge is due.

          (d) AVAILABLE COMMON STOCK. The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of Class B Common Stock, the full number of Common Stock then deliverable upon the conversion of all shares of Class B Common Stock then outstanding.

          4.   TRANSFER

          (a) PROHIBITED TRANSFERS. No holder of shares of Class B Common Stock shall Transfer any such shares or any interest therein to any Person (as hereinafter defined) other than SBW or an Affiliate of SBW. As used herein, the term "Transfer" means any sale, transfer, assignment, disposition or other means of conveying legal or beneficial ownership of such shares, whether direct or indirect and whether voluntary or involuntary, and the terms "Transferred," "Transferable," "Transferor" and "Transferee" have correlative meanings. As used herein, the term "Person" means any individual, corporation, partnership, joint stock company, joint venture, association, trust, unincorporated organization, government or any agency, department or political subdivision thereof, or any other entity.

          (b) EFFECT OF PURPORTED TRANSFERS. Any attempted or purported Transfer of shares of Class B Common Stock in violation of paragraph (a) above shall not be effective to Transfer ownership of such shares to the purported Transferee thereof, who shall not be entitled to any rights as a stockholder of the corporation with respect to the shares purported to be Transferred (including, but not limited to, the right to vote such shares or to receive dividends with respect thereto). All rights with respect to any shares attempted or purported to be Transferred in violation of the aforementioned provisions shall remain the property of the stockholder who initially attempted or purported to transfer such shares in violation thereof. Upon a determination by the Board of Directors that there has been or is threatened an attempted or purported Transfer of shares in violation of the aforementioned provisions, the Board of Directors may take such action as it deems advisable, including but not limited to refusing to give effect on the books of the corporation to such attempted or purported Transfer or instituting legal proceedings to enjoin or rescind the same.

          (c) LEGEND. All certificates evidencing shares of this Series shall bear a conspicuous legend referencing the restrictions set forth in this
Section 4.

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                               B.  PREFERRED STOCK

          The Board of Directors of the corporation, by resolution or resolutions, may at any time and from time to time, divide and establish any or all of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock into one or more series and, without limiting the generality of the foregoing, fix and determine the designation of each such share, the number of shares which shall constitute such series and certain powers, preferences and relative, participating, optional or other special rights and qualifications, limitations and restrictions and voting rights of the shares of each series so establishing.

                       SERIES D PARTICIPATING CONVERTIBLE
                                 PREFERRED STOCK

          1. DESIGNATION AND AMOUNT. The distinctive serial designation of this series shall be "Series D Participating Convertible Preferred" (hereinafter sometimes referred to as "this Series"). The number of shares in this Series shall be 1,000, which number may be decreased (but not increased) by the Board of Directors of the corporation (the "Board of Directors") without a vote of stockholders; PROVIDED, HOWEVER, that such number may not be decreased below the number of then currently outstanding shares of this Series.

          2. DIVIDENDS. (a) The holders of shares of this Series shall be entitled to receive, when and as declared by the Board of Directors, but only out of funds legally available therefor, dividends and distributions, on each date that dividends or other distributions (other than dividends or distributions payable in Common Stock (as defined below)) are payable on or in respect of Common Stock in an amount per share of this Series equal to the aggregate amount of dividends or other distributions (other than dividends or distributions payable in Common Stock of the corporation) that would be payable on such date to a holder of the Reference Package. Each such dividend and distribution shall be paid to the holders of record of shares of this Series on the date, not exceeding sixty days preceding such dividend or distribution payment date, fixed for the purpose by the Board of Directors in advance of payment of each particular dividend or distribution.

          (b) The term "Reference Package" shall initially mean 1,600 shares of Common Stock. In the event the corporation shall at any time after the close of business on September 27, 1996 (A) declare or pay a dividend on any Common Stock payable in Common Stock, (B) subdivide any Common Stock or (C) combine any Common Stock into a smaller number of shares or (D) change or reclassify the Common Stock (whether pursuant to a merger or consolidation or otherwise), then and in each such case the Reference Package after such event shall be the Common Stock, or new class of shares, that

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a holder of the Reference Package immediately prior to such event would hold thereafter as a result thereof.

          3. LIQUIDATION PREFERENCE. (a) In the event of any liquidation, dissolution or winding up of the affairs of the corporation, whether voluntary or involuntary, the holders of shares of this Series shall be entitled, before any distribution or payment is made on any date to the holders of the Common Stock or any other stock of the corporation ranking junior to this Series upon liquidation, to be paid in full an amount per share of this Series equal to the greater of (A) $20,000 or (B) the aggregate amount distributed or to be distributed prior to such date in connection with such liquidation, dissolution or winding up to a holder of the Reference Package (such greater amount being hereinafter referred to as the "Liquidation Preference"), together with accrued dividends to such distribution or payment date, whether or not earned or declared. If such payment shall have been made in full to all holders of shares of this Series, the holders of shares of this Series as such shall have no right or claim to any of the remaining assets of the corporation.

          (b) In the event the assets of the corporation available for distribution to the holders of shares of this Series upon any liquidation, dissolution or winding up of the corporation, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such holders are entitled pursuant to paragraph (a) of this Section 3, no such distribution shall be made on account of any shares of any other class or series of Preferred Stock ranking on a parity with the shares of this Series upon such liquidation, dissolution or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such liquidation, dissolution or winding up.

          (c) For the purposes of this Section 3, the consolidation or merger of, or binding share exchange by, the corporation with any other corporation or the sale of all or substantially all the assets of the corporation shall not be deemed to constitute a liquidation, dissolution or winding up of the corporation.

          4. CONVERSION PRIVILEGE. (a) Subject to and upon compliance with the provisions of this Section 4, at the option of the holder of shares of this Series, shares of this Series may be converted, in blocks of 250 shares or any larger integral multiple thereof. Such conversion right shall commence at the opening of business on September 30, 1996.

          (b) Subject to subsection (a) hereof, each share of this Series shall be convertible into the Reference Package.

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          (c)  The Board of Directors may make such adjustments in the Reference
Package, in addition to those required by Section 2(b), as shall be determined by the Board, as evidenced by a Board resolution, to be necessary and advisable in order to avoid taxation so far as practicable of any dividend of stock or stock rights or any event treated as such for Federal income tax purposes to the recipients.

          (d) Whenever any adjustment is required in the Reference Package, the corporation shall forthwith (i) file at the principal office of the corporation a statement describing in reasonable detail the adjustment and the method of calculation used, and (ii) cause a copy of such statement to be mailed by first class mail postage prepaid to the holders of record of this Series as of the effective date of such adjustment.

          (e) The corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, for the purpose of issuance upon conversion of this Series, the full number of Common Stock then deliverable upon the conversion of all shares of this Series then outstanding.

          (f) The corporation will pay any and all stamp taxes, stock issuance taxes or similar taxes that may be payable in respect of the issuance or delivery of Common Stock on conversion of shares of this Series; provided, however, that the corporation shall not be required to pay any tax or other charge that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the record holder of the shares of this Series being converted and in such case the corporation shall not be obligated to issue or deliver any stock certificate until such tax or charge has been paid in full or it has been established to the satisfaction of the corporation that no such tax or charge is due.

          (g) No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Series. If any such conversion would otherwise require the issuance of a fractional share, an amount equal to such fraction multiplied by the Closing Price of the Common Stock on the day of conversion shall be paid to the holder in cash by the corporation. The term "Closing Price" on any day shall mean the reported last sale price per share of Common Stock regular way on such day or, in case no such sale takes place on such day, the average of the reported closing bid and asked prices regular way, in each case on the New York Stock Exchange, or, if the shares of Common Stock are not listed or admitted to trading on such Exchange, the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the last quoted sale price or, if not so quoted, the average of the closing bid and asked prices quoted on the Nasdaq National Market, or, if not so quoted, the average of the closing bid

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and asked prices as furnished by any member of the National Association of
Securities Dealers, Inc. selected from time to time by the corporation for that purpose.

          (h) The corporation may obtain the certificate of any independent firm of public accountants of national recognition selected by the Board of Directors, which, if obtained, shall be presumptive evidence of the correctness of any computation made under Section 2(b).

          (i) All shares of this Series surrendered for conversion or otherwise acquired by the corporation shall be cancelled and thereupon restored to the status of authorized but unissued preferred stock undesignated as to series.

          5. CONVERSION PROCEDURES. (a) Any holder of shares of this Series desiring to convert such shares into Common Stock shall surrender the certificate or certificates evidencing such shares of this Series together with instructions setting forth the number of shares to be converted, at the principal office of the corporation or such other office as the corporation may designate for such purpose, which certificate or certificates, if the corporation shall so require, shall be duly endorsed to the corporation or in blank, or accompanied by proper instruments of transfer to the corporation or in blank, accompanied by irrevocable written notice to the corporation that the holder elects so to convert such shares of this Series and specifying the name or names (with address or addresses) in which a certificate or certificates evidencing shares of Common Stock are to be issued.

          (b) The corporation shall, as soon as practicable after such surrender of certificates evidencing shares of this Series accompanied by the written notice and compliance with any other conditions herein contained, deliver by first class mail postage prepaid to the Person that surrendered such shares of this Series or to such Person's nominee certificates evidencing the number of full shares of Common Stock to which such Person shall be entitled as aforesaid, together with a cash adjustment in respect of any fraction of a share of Common Stock as provided above. No interest will be payable with respect to any cash adjustment paid with respect to any fractional shares of Common Stock as provided above.

          (c) In the event that fewer than all shares of Series D Participating Convertible Preferred represented by a surrendered certificate are to be converted hereunder, a new certificate shall be issued at the expense of the corporation representing the shares of Series D Participating Convertible Preferred not so converted.

          (d) On the date shares of Series D Participating Convertible Preferred are surrendered for conversion, dividends shall cease to accrue on any shares of this Series

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surrendered for conversion, such shares shall no longer be deemed outstanding, all rights of the holders thereof as preferred stockholders of the corporation shall cease (other than the right to receive dividends declared payable to holders of record of this Series on a record date prior to the date of surrender) and thereupon the certificate or certificates theretofore representing such shares of Series D Participating Convertible Preferred shall represent only the right to receive the Common Stock deliverable upon conversion in respect thereof.

          6. MANDATORY CONVERSION. (a) If the Regulatory Relief Date shall not have occurred on or before September 27, 2001, all of the then currently outstanding shares of Series D Participating Convertible Preferred shall, at the election of the corporation at any time after the opening of business on September 28, 2001 and after notice has been provided as set forth below, be converted into shares of Common Stock on the basis provided in Section 4.

          (b) If the corporation has elected to convert this Series into Common Stock pursuant to this Section 6, the corporation will provide notice of mandatory conversion of shares of Series D Participating Convertible Preferred pursuant to this Section 6 to holders of record of the Series D Participating Convertible Preferred to be converted not less than 15 nor more than 60 days prior to the date fixed for conversion. Such notice shall be provided by mailing notice of such conversion first class mail postage prepaid, to each holder of record of the Series D Participating Convertible Preferred to be converted, at such holder's address as it appears on the stock register of the corporation.

          (c) Effective on the conversion date fixed by the corporation and notified to the holders of Series D Participating Convertible Preferred pursuant to subparagraph (b) of this Section 6, each outstanding share of Series D Participating Convertible Preferred shall be converted into fully paid and nonassessable shares of Common Stock on the basis provided in Section 4, automatically and without any action on the part of any holder of shares of Series D Participating Convertible Preferred, and such shares of Common Stock shall be deemed outstanding from and after such conversion date.

          (d) As of the Regulatory Relief Date, each share of this Series shall automatically, without any action on the part of the holder thereof, convert into one share of Class B Common Stock, and as of such date, the holders thereof shall be treated in all respects as the holders of Class B Common Stock.

          (e) Each holder of shares of Series D Participating Convertible Preferred to be converted pursuant to Section 6(a) and 6(d) shall surrender the certificates evidencing such shares to the corporation at the principal office of the corporation, and shall thereupon be entitled to receive certificates evidencing shares of Common Stock and to receive any dividends or other distributions payable on shares of Common
Stock payable following such surrender to the holders of record after the date of such conversion and any cash payable in lieu of fractional shares.

          7. PROVISIONS IN CASE OF CONSOLIDATION OR MERGER. In case of any consolidation of the corporation with, or merger of the corporation into, any other Person or any merger of another Person into the corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock of the corporation), the Person formed by such consolidation or resulting from such merger, as the case may be, shall provide for the conversion of each share of this Series into the kind and amount of securities, cash and other property receivable upon such consolidation or merger by a holder of the number of shares of Common Stock of the corporation into which such share of this Series might have been converted immediately prior to such consolidation or merger, assuming such holder of Common Stock of the corporation (i) is not a Person with which the corporation consolidated or into which the corporation merged or which merged into the corporation, as the case may be ("Constituent Person"), or an Affiliate of a Constituent Person and (ii) failed to exercise his rights of election, if any, as to the kind or amount of securities, cash and other property receivable upon such consolidation or merger (provided that if the kind or amount of securities, cash and other property receivable upon such consolidation or merger is not the same for each share of Common Stock of the corporation held immediately prior to such consolidation or merger by others than a Constituent Person or an Affiliate thereof and in respect of which such rights of election shall not have been exercised ("non-electing share"), then for the purpose of this Section 7 the kind and amount of securities, cash and other property receivable upon such consolidation or merger by each non-electing share shall be deemed to be the kind and amount so receivable per share by a plurality of the non-electing shares). If as a result of the provisions of this Section 7 the shares of this Series become convertible or exchangeable into securities or assets of a Constituent Person, such Constituent Person shall provide for adjustments which, for events subsequent to the effective date of such consolidation, merger or sale of assets, shall be as nearly equivalent as may be practicable to the adjustments provided for herein. The above provisions of this Section 7 shall similarly apply to successive consolidation or mergers.

          8.   REDEMPTION.  The shares of this Series shall not be redeemable.

          9.   VOTING RIGHTS.  (a) Except as required by law or as provided in
Section 9(b) below, the holders of shares of this Series shall not be entitled to vote on any matter submitted to the stockholders of the corporation.

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

          (b) In addition to any vote of this Series which may be required by law, the affirmative vote of a majority of the outstanding shares of the Series D Participating Convertible Preferred, voting as a class, shall be required to approve the following:

               (i) any merger or consolidation of the corporation with or into any other Person that requires a vote of the stockholders of the corporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware;

               (ii) any sale or transfer of all or substantially all of the assets of the corporation that requires a vote of the stockholders of the corporation in accordance with the applicable provisions of the General Corporation Law of the State of Delaware;

               (iii) any amendment, alteration or repeal of the corporation's Certificate of Incorporation, as amended;

               (iv)    the dissolution of the corporation;

               (v)     the adoption, implementation or acceptance
     (including the failure to opt out) of any Anti-Takeover Provision not in effect as of September 27, 1996 that would be applicable to, and, in the reasonable determination of the holders of this Series, adversely affect, the holders of this Series and their Affiliates;

               (vi) issuance by the corporation of any equity securities, including securities convertible into equity securities (other than (A) the grant of employee stock options (subject to the proviso set forth in (D) below), (B) the issuance of equity securities pursuant to the Purchase Agreement or any of the other Transaction Documents, (C) the issuance of equity securities upon the exercise or conversion of securities or employee stock options that are outstanding as of September 27, 1996, or upon the conversion of shares of this Series, or (D) the issuance of equity securities upon the exercise of employee stock options granted after September 27, 1996, PROVIDED, HOWEVER, that there shall not be outstanding at any time employee stock options for more than 1.5 million shares of Common Stock plus the options granted to William C. Kennedy, Jr. and William C. Saunders that are outstanding at September 27, 1996) or incurrence of any indebtedness for borrowed money or evidenced by bonds, notes or debentures, provided that the corporation can incur up to $5 million in indebtedness in any one year without a vote of this Series;

               (vii) the corporation's entering into any line of business other than its Existing Line of Business or entering into joint ventures, partnerships or similar arrangements, which, in each such case, would require expenditures, individually or in the aggregate, of more than $3 million;

               (viii) any disposal or disposition in any 12-month period of any asset or assets of the corporation (other than telecommunications equipment and other assets sold in the ordinary course of business) of which the sale, or fair market value exceeds in the aggregate $3 million;

               (ix) any amendment, alteration or repeal of the terms of this Series including, without limitation, any increase in the number of authorized shares of such series; and

               (x) any corporate action that would reduce the number of shares in the Reference Package below 1,600.

          10.  TRANSFER.

          (a) PROHIBITED TRANSFERS. No holder of shares of this Series shall Transfer any such shares or any interest therein to any Person other than SBW or an Affiliate of SBW.

          (b) EFFECT OF PURPORTED TRANSFERS. Any attempted or purported Transfer of shares of this Series in violation of paragraph (a) above shall not be effective to Transfer ownership of such shares to the purported Transferee thereof, who shall not be entitled to any rights as a stockholder of the corporation with respect to the shares purported to be Transferred (including, but not limited to, the right to vote such shares or to receive dividends with respect thereto). All rights with respect to any shares attempted or purported to be Transferred in violation of the aforementioned provisions shall remain the property of the Person who initially attempted or purported to transfer such shares in violation thereof. Upon a determination by the Board of Directors that there has been or is threatened an attempted or purported Transfer of shares in violation of the aforementioned provisions, the Board of Directors may take such action as it deems advisable, including, but not limited to, refusing to give effect on the books of the corporation to such attempted or purported Transfer or instituting legal proceedings to enjoin or rescind the same.

          (c) LEGEND. All certificates evidencing shares of this Series shall bear a conspicuous legend referencing the restrictions set forth in this
Section 10.

          11. DEFINITIONS. As used herein, the following terms shall have the following meanings unless the context otherwise requires.

          "Purchase Agreement" means the Purchase Agreement, dated as of September 27, 1996, between the corporation and SBW.

          "Regulatory Relief Date" shall mean that date on which SBC Communications, Inc. or its Affiliates have, in their sole judgment, obtained all necessary federal and state regulatory approvals to provide landline, interLATA long-distance service pursuant to the Communications Act of 1934, as amended by the Telecommunications Act of 1996.

          SECOND: That thereafter the necessary number of shares as required by statute were voted in favor of the amendments.

          THIRD: That said amendments were duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, HighwayMaster Communications, Inc. has made under its corporate seal and the hands of its President and Secretary, respectively, of such corporation the foregoing certificate, and the said President and Secretary have hereunto set their hands and caused the corporate seal of such corporation to be hereunto affixed this 17 th day of January, 1997.

                               HIGHWAYMASTER COMMUNICATIONS, INC.


                               By:  /s/ WILLIAM C. SAUNDERS
                                    ----------------------------------
                                        William C. Saunders
                                        President


ATTEST:


/s/ WESLEY E. SCHLENKER
----------------------------------------
    Wesley E. Schlenker
    Secretary










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